Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 January 8, 2008

Performance Securities with Contingent Protection
Strategic Alternatives to Indexing
Barclays Bank PLC Securities linked to the Hang Seng China Enterprises Index due January 31, 2011

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are securities issued by Barclays Bank PLC (“Barclays”) linked to the performance of the Hang Seng China Enterprises Index. The amount you receive at maturity is based on the return of the index and, in certain circumstances, on whether the level of the index has closed below a specified Trigger Level on any trading day during the Observation Period. If the Index Return is positive or zero, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Index Return multiplied by a Participation Rate, expected to be between 100% and 110% (to be determined on the Trade Date). If the Index Return is negative and the index has not closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal. If the Index Return is negative and the index closed below the index Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to the decline in the index, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal.

Features

❑  Enhanced Growth Potential—The Securities provide the opportunity to receive enhanced equity returns by multiplying the positive Index Return by the Participation Rate. The Securities are not subject to a maximum gain.

❑  Contingent Protection of Principal against Loss—Payment at maturity of the principal amount of your Securities is protected, so long as the index does not close below the Trigger Level on any single trading day during the Observation Period. If the index closes below the Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to any decline in the index on the final valuation date, and you could lose some or all of your investment.

Key Dates[1]

Trade Date:	January 25, 2008
Settlement Date:	January 28, 2008
Final Valuation Date:	January 26, 2011
Maturity Date[2]:	January 31, 2011
CUSIP:	06739H446
ISIN:	US06739H4469

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Contingent Protection linked to the Hang Seng China Enterprises Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the index. The Securities are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the information supplement dated December 12, 2007 and this free writing prospectus. See “Key Risks” on page FWP-5 of this free writing prospectus, the coverpage of the information supplement and “Risk Factors” beginning on page S-3 of prospectus supplement for risks related to investing in the Notes.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the information supplement dated December 12, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, information supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, information supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	100%	2.50%	97.50%
Total	$	$	$

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part and the information supplement dated December 12, 2007. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

w  Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

w  Information supplement dated December 12, 2007
http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” and “Securities” refer to the Performance Securities with Contingent Protection linked to the Hang Seng China Enterprises Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

w  You have a moderate to high risk tolerance.

w  You seek exposure to the economy of Hong Kong and you believe the index will appreciate over the term of the Securities.

w  You seek an investment with a return linked to the performance of the Hang Seng China Enterprises Index.

w  You are willing to expose your principal to the full downside performance of the index if the index closes below the Trigger Level on any single trading day during the Observation Period.

w  You are willing to forego dividends paid on the stocks included in the index in exchange for enhanced returns if the index appreciates and contingent protection if the index declines.

w  You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the trade date).

w  You do not seek current income from this investment.

w  You are willing to hold the Securities to maturity and are not seeking an investment for which there will be an active secondary market.

w  You are willing to invest in the Securities based on the range indicated for the participation rate.

The Securities may not be suitable for you if:

w  You do not seek an investment with exposure to the economies of the Hong Kong.

w  You do not believe the index will appreciate over the term of the Securities.

w  You are unable or unwilling to hold the Securities to maturity.

w  You seek an investment that is 100% principal protected.

w  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

w  You seek current income from your investments.

w  You seek an investment for which there will be an active secondary market.

FWP-2

Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Note
Term:	3 years
Reference Asset:	Hang Seng China Enterprises Index (the “Index”).
Participation	100% to 110% (the actual participation rate will
Rate:	be determined on the Trade Date.)
Payment at	Your Securities are not fully principal protected.
Maturity	If the index closes below the Trigger Level on any
(per $10):	day during the Observation Period, your principal
is fully exposed to any decline in the index.

If the Index Return is positive, you will receive:

$10 + [$10 x Index Return x
Participation Rate]

If the index return is 0% you will receive the
principal amount of your Securities at maturity.

If the Index Return is negative and the Index
Level never closed below the Trigger Level
on any trading day during the Observation
Period, you will receive the principal amount
of your Securities at maturity.

If the Index Return is negative and the Index
Level closed below the Trigger Level on any
trading day during the Observation Period,
you will receive the principal amount of your
Securities minus the amount of the negative Index
Return at maturity:

$10 + [$10 x Index Return]
Index Return:	Index Ending Level-Index Starting Level
Index Starting Level

Index Starting
Level or Initial	Set equal to 100 on the trade date.
Index Level[4]:
Index Ending
Level or Final	The index ending level on the final valuation date.
Index Level[5]:
Observation	The period starting on the Trade Date and ending on,
Period:	and including, the Final Valuation Date.
Trigger Level:	50% of Index Starting Level.
Calculation	Barclays Bank PLC
Agent:

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

3

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” in the prospectus supplement.

4	The term “initial index level”, as defined in the prospectus supplement.

5	The term “final index level”, as defined in the prospectus supplement.

Determining Payment at Maturity

Calculate the percentage change from the Index Starting Level to the Index Ending Level.

You will receive a cash payment that provides you with a return per $10 Security principal amount equal to the Index Return multiplied by the participation rate of 100% to 110% (the actual participation rate will be determined on the Trade Date.)

Accordingly, if the Index Return is positive, your payment at maturity per $10 Security principal amount will be calculated as follows:

$10 + ($10 x Index Return x
Participation Rate)

If the Index Return is zero, then you receive the principal amount of your Securities at maturity.

You will receive your principal less an amount reflecting the decline of the index:

$10 + ($10 x Index Return)

Your Securities are not fully principal protected. If the index closes below the Trigger Level on any day during the Observation Period, your principal is fully exposed to any decline in the index.

FWP-3

Hypothetical Examples and Return Table of the Securities at Maturity

Index		Trigger Event does Not Occur		Trigger Event Occurs
		Payment at	Securities Total	Payment at	Securities Total
Index Level	Index Return	Maturity	Return at Maturity	Maturity	Return at Maturity
200	100%	$20.50	105.00%	$20.50	105.00%
190	90%	$19.45	94.50%	$19.45	94.50%
180	80%	$18.40	84.00%	$18.40	84.00%
170	70%	$17.35	73.50%	$17.35	73.50%
160	60%	$16.30	63.00%	$16.30	63.00%
150	50%	$15.25	52.50%	$15.25	52.50%
140	40%	$14.20	42.00%	$14.20	42.00%
130	30%	$13.15	31.50%	$13.15	31.50%
120	20%	$12.10	21.00%	$12.10	21.00%
110	10%	$11.05	10.50%	$11.05	10.50%
100	0%	$10.00	0%	$10.00	0%
90	-10%	$10.00	0%	$9.00	-10%
80	-20%	$10.00	0%	$8.00	-20%
70	-30%	$10.00	0%	$7.00	-30%
60	-40%	$10.00	0%	$ 6.00	-40%
50	-50%	$10.00	0%	$5.00	-50%
40	-60%	N/A	N/A	$4.00	-60%
30	-70%	N/A	N/A	$3.00	-70%
20	-80%	N/A	N/A	$2.00	-80%
10	-90%	N/A	N/A	$1.00	-90%

1   Index Level does not close below the Trigger Level on any day during the Observation Period.
2   Index Level closes below the Trigger Level on any day during the Observation Period.
3   The Index Return excludes any cash dividend payment.

The following examples assume a principal amount per Note of $10, a Trigger Level of 50% and a participation rate of 105% (the midpoint of the range).

Example 1—The level of the index increases by 10% from a Index Starting Level of 100 to a Index Ending Level of 110.

Because the Index Ending Level of 110 is greater than the Index Starting Level of 100, the investor receives a payment at maturity of $11.05 per $10.00 Security principal amount, representing a total return of 10.50% on the Securities.

$10 + ($10 x Index Return x Participation Rate)
$10.00 + [$10.00 x (10% x 105%)] = $11.05

Example 2—The level of the index decreases by 20% from a Index Starting Level of 100 to a Index Ending Level of 80 and the index never closed below the Trigger Level of 50.

Because the Index Ending Level of 80 is less that the Index Starting Level of 100, the investor receives a payment at maturity of $10 per $10 principal amount of Securities.

Example 3—The level of the index decreases by 20% from an Index Starting Level of 100 to an Index Ending Level of 80 and the index closed below the Trigger Level of 50 on any day during the Observation Period.

Since the Index Return is negative and the index closed below the Trigger Level, principal protection is lost and the investor receives a payment at maturity of $8.00 per $10.00 Security principal amount, representing a total return of -20% on the Securities.

$10 + ($10 x Index Return)
$10 + ($10 x -20%) = $10 - $2 = $8

If the index closes below the Trigger Level on any day during the Observation Period, investors are fully exposed to any decline of the index and could lose some or all of their principal at maturity.

FWP-4

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct. Legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement and the discussion under the heading “United States Federal Tax Considerations” in the accompanying information supplement. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in Key Risks—Taxes, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Index or in any of the component stocks underlying the applicable Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

w  Principal Protection only in limited circumstances—Your principal will be protected only if the level of the index never closes below the Trigger Level on any trading day during the Observation Period and the Securities are held to maturity.

w  Your Investment in the Securities May Result in a Loss—The Securities do not guarantee any return of principal if the level of the index closes below the Trigger Level on any trading day during the Observation Period and the index at the Final Valuation Date is below the Index Starting Level. The return on the Securities at maturity is linked to the performance of the index and will depend on whether, and the extent to which, the index return is positive or negative. Your investment will be fully exposed to any decline in the index and your contingent protection will be eliminated if the level of the index closes below the Trigger Level on any trading day during the Observation Period and the index at the Final Valuation Date is below the Index Starting Level.

w  No Interest or Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

w  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for each issue of the offered Securities described in this free writing prospectus is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

w  The Index Return for the Securities Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Index—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Hang Seng China Enterprises Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

w  Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of $ 0.25 per security to the principals, agents and dealers in connection with the distribution of the Securities.

w  Lack of Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making

FWP-5

activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

w  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

w  Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying information supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

w  Potentially inconsistent research, opinions or recommendations by Barclays—We or our affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the index to which the Securities are linked.

w  Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

w  the expected volatility of the index;

w  the time to maturity of the Securities;

w  the market price and dividend rate on the component stocks underlying the index;

w  interest and yield rates in the market generally and in the markets of the component stocks underlying the index;

w  a variety of economic, financial, political, regulatory or judicial events;

w  the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currency of the nation in which the companies included in the index are domiciled;

w  supply and demand for the Securities; and

w  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

w  Non-U.S. Securities Markets Risks—The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities linked to this index, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

Risks Associated with Emerging Markets—An investment in the notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

FWP-6

Hang Seng China Enterprises Index

All information relating to the Hang Seng China Enterprises Index (the “H-shares Index”) set forth in this index supplement reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited, a wholly-owned subsidiary of the Hang Seng Bank. The H-shares Index is calculated, maintained and published by Hang Seng Indexes Company Limited and was first calculated and published on August 8, 1994. The H-shares Index is reported by Bloomberg under the ticker symbol “HSCEI <Index>”.

The H-shares Index was launched on August 8, 1994 to track the performance of all the Hong Kong listed H-shares of Chinese enterprises, one year after the first H-share company was listed on the Stock Exchange of Hong Kong Limited (the “SEHK”). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the H-shares Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the H-shares Index comprise only those H-share companies which are included in the 200-stock HSCI. The H-shares Index had a base index of 1,000 at launch, but with the launch of the HSCI Series on October 3, 2001, the H-shares Index was rebased with a value of 2,000 as at January 3, 2000 to align with the HSCI Series. The H-shares Index is reviewed semi-annually together with the HSCI Series. H-share companies joining or leaving the HSCI are automatically included or excluded from the H-shares Index.

To be included in the HSCI and to thus be eligible for inclusion in the H-shares Index, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong (the “SEHK”). Stocks whose issuer has a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, and preference shares, debt securities, or other derivatives are each ineligible.

A component stock is selected or removed from the HSCI semi-annually based on the following selection criteria and process:

w  Turnover Screening. Constituent stocks must not have more than 20 trading days without turnover in the past 12 months, excluding the days when the stock is suspended from trading (“Turnover Screening”). Stocks with less than one year listing history are counted on a pro-rata basis.

w  Removal. Constituent stocks will be removed if they fail the Turnover Screening or their 12-month average market capitalization ranks fall to the 240th position or below.

w  Addition. Constituent stocks will be included if they pass the Turnover Screening and their 12-month average market capitalization ranks rise to the 160th position or above.

HSCI, which aims to cover 90% of the market capitalization of stocks listed on the Main Board of the SEHK, is fixed at 200 constituents. The next highest ranking constituent stock(s) will be added or the next lowest ranking constituent stock(s) will be removed if the number of stocks that are removed and added to the HSCI are not the same.

Calculation Methodology. Since March 6, 2006, the H-shares Index has been calculated using a free float-adjusted market capitalization methodology. Prior to this date, the H-shares Index was calculated using a full market capitalization methodology. Under the current methodology, the following shareholdings are viewed as strategic in nature and excluded for index calculation purposes:

w  Strategic holdings. Shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;

w  Directors’ holdings. Shares held by directors who individually control more than 5% of the shareholdings;

w  Cross-holdings. Shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

w  Lock-up shares. Shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the H-shares Index and is updated half-yearly.

Effective after the close of the SEHK on September 7, 2007, a cap of 15% on individual stock weightings is applied to address the issue of dominance, if any, of selected stocks in the index following the free float adjustment. (The cap factor has been decreased from 25% to 15% over a period of 12 months from September 2006 to September 2007.) A cap factor is calculated half-yearly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

Additional information on the H-shares Index is available on the following website: http://hsi.com.hk.

License Agreement

We have entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the H-shares Index in connection with certain securities, including the notes. We are not affiliated with Hang Seng Indexes Company Limited or Hang Seng Data Services Limited; the only relationship between Hang Seng Indexes Company Limited and Hang Seng Data Services Limited, on the one hand, and us, on the other hand, is any licensing of the use of their indices and trademarks relating to those indices.

The license agreement provides that the following language must be set forth herein:

The Hang Seng China Enterprises Index (the “H-shares Index”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the H-shares Index by Barclays Bank PLC in connection with the notes, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR

FWP-7

HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE H-SHARES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE H-SHARES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE H-SHARES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE H-SHARES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the H-shares Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE H-SHARES INDEX BY BARCLAYS BANK PLC IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE H-SHARES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE H-SHARES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Information

The following graph sets forth the historical performance of the Hang Seng China Enterprises Index based on the weekly closing levels of the Hang Seng China Enterprises Index from January 4, 2002 through January 3, 2008. The closing level on January 3, 2008 was 15464.66.

We obtained the closing levels of the Hang Seng China Enterprises Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Hang Seng China Enterprises Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Hang Seng China Enterprises Index will result in the return of any of your initial investment.

Hang Seng China Enterprises Index Historical Performance
January 4, 2002 – January 3, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

FWP-8